Triton Emission Solutions Inc. Announces Anders Aasen as Chief Executive Officer

SAN JUAN, PUERTO RICO - (Marketwired - March 9, 2015) - Triton Emission Solutions Inc. (OTCQB: DSOX) (“Triton” or the “Company”) announced today that Anders Aasen has agreed to join the Company as its new Chief Executive Officer and to join the  Board of Directors effective March 23rd 2015.  Mr. Aasen will succeed Rasmus Norling, who has served as the Company's CEO. Mr. Norling will continue to serve as the President and Chief Technical Officer and a member of the Board of Directors

Mr. Aasen, who most recently was Associate Vice President of Global Marine Technical Services for Royal Caribbean Cruises Ltd. (“RCL”), the world’s 2nd largest cruise company, joins the team with 25 years of Maritime experience.  At RCL, Mr. Aasen was responsible for technical services for the entire RCL fleet consisting of 6 different brands with a total of 43 vessels. In his 24 years with RCL, Mr. Aasen has been involved with everything from on board operations, new build and design, and research and development. Mr. Aasen has successfully led RCL’s technical support department for the last 8 years. Mr. Aasen had assembled and led a team of 32 industry specialists in electrical systems, HVAC, power plant, Azipods, LSA, piping and water production systems, galley systems and recreational water facilities. Additionally, Mr. Aasen was responsible for the RCL’s Maintenance Team (riding crew) consisting of 430 global personnel.

“Mr. Aasen has had the opportunity to spearhead and lead numerous successful environmental, fuel savings and optimization projects. He was part of the team that initiated the movement to introduce exhaust gas scrubber technology to the RCL fleet along with myself. Mr. Aasen was a true pioneer and led one of the first scrubber installation projects for a cruise ship back in 2010.  His work with scrubber technology has steadily increased over the years and has made him a subject matter expert from an owner’s perspective”, stated Rasmus Norling, President and Chief Technical Officer.

Rasmus Norling further commented: “The knowledge and collective experience Mr. Aasen has gained through the years is a perfect complement to the Triton team. We are confident that Triton will benefit from Mr. Aasen’s leadership experience and proven track record. He has more than two decades of experience at RCL, and his shared passion for driving innovative, green technology makes him an excellent fit for Triton. Additionally, his deep understanding of the importance of staying abreast of emerging trends, and the power of providing superior customer experience provides him with the tools we believe are necessary to guide Triton on the path to success. The Board has full confidence in Mr. Aasen and we are all thrilled to welcome him onboard."

Anders stated: “I believe that Triton’s technology will be a game changer in emission reduction.  Triton is at a pivotal point of development and I am excited to collaborate with some of the best minds in the business, to bring this Company to the next level”.

About Triton Emission Solutions Inc.:

Triton Emission Solutions Inc. (the “Company”) develops and markets environmental and pollution emission control solutions to a worldwide market.

The Company’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems, and the Company’s exhaust gas scrubber technology, NJORD, are cost-effective technologies designed to reduce harmful chemical emissions into the ocean and atmosphere in an effort to meet the increased emissions regulations that came into effect on January 1, 2015. These technologies are currently aimed at the maritime industry, which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

For further information about Triton Emission Solutions Inc. please visit the Company's website at www.tritoninc.com or contact us at 561-440-DSOX.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Triton Emission Solutions Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Triton Emission Solutions Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Triton Emission Solutions Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Triton Emission Solutions Inc.’s forward-looking statements. Except as required by law, Triton Emission Solutions Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Triton Emission Solutions Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Triton Emission Solutions Inc.